Exhibit 99.1


FOR IMMEDIATE RELEASE                                  Contact:      Troy Beaver
                                                       Vice President, Marketing
                                                       (800) 392-0301, ext. 3719


          BREMER SIGNS DEFINITIVE AGREEMENT TO PURCHASE DEAN FINANCIAL

         ST. PAUL, MINN. (January 26, 1999) -- Bremer Financial Corporation today signed a definitive agreement to purchase Dean Financial Services, Inc. of St. Paul and its four charter banks with 11 locations throughout Minnesota. The acquisition supports Bremer's overall expansion strategy and represents the company's fifth acquisition since 1993. This latest addition will increase Bremer's assets to over $3.7 billion and total locations to nearly 100 across the three-state region.

         "We're excited to welcome Dean Financial to Bremer," said Stan K. Dardis, Bremer Financial Corporation President and CEO. "The two organizations fit together naturally since both share a strong history of serving customers and the communities in which they live."

         Dean Financial is a $312 million bank-holding company with four charter banks serving 11 locations in Minnesota. Dean Financial's banks include Princeton Bank with locations in Princeton (two locations), Milaca, Ogilvie, Zimmerman, and downtown St. Paul; First State Bank of Eden Prairie with locations in Eden Prairie and in Calhoun Square in Minneapolis; First National Bank of Aitkin; and State Bank of Edgerton with locations in Edgerton and Leota. The acquisition is expected to close by April 1999.

         "We were looking for an organization which would offer our customers the same local decision-making philosophies Dean Financial has and at the same time provide customers expanded service and products," said Dick Schneider, President and CEO of Dean Financial Services, Inc. "We found that in Bremer."

         Bremer Financial Corporation is a privately-held, $3.4 billion regional financial services company owned by the Otto Bremer Foundation and Bremer's more than 1,500 employees. The company, founded in 1943 by Otto Bremer, is headquartered in Saint Paul and provides a variety of banking, investment, trust, and insurance services in 86 locations throughout Minnesota, North Dakota, and Wisconsin.

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